Exhibit 99.1 news release

Ovintiv Names Terri King to Board of Directors

DENVER, January 27, 2025 – Ovintiv Inc. (NYSE: OVV) (TSX: OVV) today announced that Terri G. King has been named as an independent member of its board of directors, effective January 31, 2025.

King, 63, retired from ConocoPhillips Company (ConocoPhillips) in 2023 as Chief Commercial Officer and Vice President. During her lengthy career with ConocoPhillips, she held various roles including President, Lower 48; President, Europe & North Africa; President, United Kingdom; and General Manager of Global Production.

King received her Bachelor of Science degree in engineering science from Trinity University and a Master of Business Administration degree from the University of Houston. She is a licensed Professional Engineer.

"We are most pleased to welcome Terri to our board of directors,” said Ovintiv Chairman, Peter Dea. “She brings with her a wealth of energy industry and leadership experience that spans three-plus decades around the globe. Terri’s insights will be invaluable to our Board as we continue our work to provide sound corporate governance, trusted advice and meaningful stakeholder engagement.”

Ovintiv maintains an ongoing Board refreshment process. King’s appointment marks the Company’s third new independent director in as many years.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

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